Exhibit 99.1

SMSC Reports First Quarter Fiscal 2011 Financial Results

Hauppauge, N.Y. – June 28, 2010 – SMSC (NASDAQ: SMSC) today announced financial results for its first quarter of fiscal 2011, ended May 31, 2010.

Highlights
•	First quarter fiscal 2011 revenue of $97.2 million,
•	Record non-GAAP gross margin at 55.3%,
•	Non-GAAP earnings per share of $0.33,
•	Cash and investments increased by $10.2 million sequentially,
•	Expect second quarter fiscal 2011 revenues to increase by approximately 4 to 7 percent sequentially.

“We are pleased to report another strong quarter in which sales grew by 17 percent sequentially, non-GAAP gross margins reached an all-time record and we delivered strong bottom-line profit with non-GAAP earnings per share of $0.33,” said Christine King, President & Chief Executive Officer.  “Both SMSC’s Automotive and Analog product lines achieved record revenue levels and we also saw strength in PC, PC peripheral and industrial sales during the first quarter of fiscal 2011.  We currently expect second quarter sales to grow by 4 to 7 percent sequentially and anticipate approaching our goal of 16 percent non-GAAP operating margin, in line with the Company’s target mid-term operating model.”

Total revenue for the first quarter of fiscal 2011 was $97.2 million, an increase of 17 percent sequentially, or an increase of 56 percent when compared to the same period in the prior year.  Non-GAAP gross margin was 55.3 percent and the GAAP gross margin was 53.3 percent.   GAAP net income for the first quarter of fiscal 2011 was $0.6 million, or $0.03 per diluted share, compared to a GAAP net loss of $9.2 million or $0.42 per diluted share for the same period in the prior year. Non-GAAP net income for the first quarter of fiscal 2011 was $7.6 million or $0.33 per diluted share, compared to non-GAAP net loss of $3.3 million or $0.15 per diluted share in the first quarter of fiscal 2010.

During the first quarter of fiscal 2011, the Company generated $12.1 million in cash from operations, and the sum of cash and investments increased by $10.2 million from $182.6 million at February, 2010 to $192.8 million. For the three months ended May 31, 2010, $6.4 million of auction rate securities were redeemed at par, as well as an additional $0.7 million to date in the second quarter of fiscal 2011.

Business Outlook
Looking ahead to the second quarter of fiscal 2011, the Company expects:

•	Revenue in the range of $101 to $104 million,
•	Non-GAAP gross margin to be approximately flat sequentially,
•	Non-GAAP operating expenses to be approximately flat with the first quarter of fiscal 2011,
•	Non-GAAP earnings per diluted share in the range of $0.40 to $0.44.

The unaudited non-GAAP financial measures in this release, including the business outlook, exclude charges and credits for stock appreciation rights (SARs), restricted stock units and stock options associated with the accounting pursuant to FASB ASC 718, the amortization of acquired intangible assets, restructuring charges and related accelerated depreciation on certain test equipment, executive transition costs, costs associated with business acquisition related activities including the impact of writing up the cost of acquired inventory, and litigation settlement expenses.

Conference Call and Webcast Information
Christine King, President and Chief Executive Officer of SMSC, will host a conference call and webcast on June 28, 2010 at 5 P.M. ET, to discuss the Company’s first quarter fiscal 2011 financial results and its business outlook. The teleconference may be accessed by dialing 877-548-7901 in the U.S. or 719-325-4831 from outside of the U.S.  A replay of the call will also be available. The live call and replay teleconference confirmation code is 7214516. A webcast and replay will be available under the investor relations section of the Company’s web site at www.smsc.com.

Use of Non-GAAP Financial Information
Included within the press release are non-GAAP financial measures that supplement the Company’s Condensed Consolidated Income Statements prepared under generally accepted accounting principles (GAAP). These non-GAAP financial measures adjust the Company's actual results prepared under GAAP to exclude certain charges. In the schedules attached to this press release, the non-GAAP measures have been reconciled to and should be considered together with the Condensed Consolidated Income Statements.

These non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The Company's management believes that this information assists in evaluating operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate SMSC’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.  SMSC also presents unaudited non-GAAP supplemental vertical market information to provide additional insight into underlying operating performance on a comparable basis.  Guidance is presented on a non-GAAP basis only, given that the GAAP basis charges for equity-based compensation related to SARs cannot be projected reasonably.

Forward Looking Statements
Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These uncertainties may cause our actual future results to be materially different from those discussed in forward-looking statements. Our risks and uncertainties include the timely development and market acceptance of new products; the impact of competitive products and pricing; our ability to procure capacity from our suppliers and the timely performance of their obligations, commodity prices, interest rates and foreign exchange, potential investment losses as a result of liquidity conditions, the effects of changing economic and political conditions in the market domestically and internationally and on our customers; our relationships with and dependence on customers and growth rates in the personal computer, consumer electronics and embedded and automotive markets and within our sales channel; changes in customer order patterns, including order cancellations or reduced bookings; the effects of tariff, import and currency regulation; potential or actual litigation; and excess or obsolete inventory and variations in inventory valuation, among others. In addition, SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand.

Our forward looking statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such statements are subject to change, and the Company does not undertake to update such statements, except to the extent required under applicable law and regulation. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company's reports filed with the SEC. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled “Other Factors That May Affect Future Operating Results” or “Risk Factors” for a more complete discussion of these and other risks and uncertainties.

About SMSC
SMSC is a leading developer of Smart Mixed-Signal Connectivity™ solutions.  SMSC employs a unique systems level approach that incorporates a broad set of technologies and intellectual property to deliver differentiating products to its customers.  The company is focused on delivering connectivity solutions that enable the proliferation of data in personal computers, automobiles, portable consumer devices and other applications.  SMSC’s feature-rich products drive a number of industry standards and include USB, MOST® automotive networking, Kleer® wireless audio, embedded system control and analog solutions, including thermal management and RightTouch™ capacitive sensing.  SMSC is headquartered in New York and has offices and research facilities in North America, Asia, Europe and India.  Additional information is available at www.smsc.com.

SMSC, MOST and Kleer are registered trademarks and Smart Mixed-Signal Connectivity and RightTouch are trademarks of Standard Microsystems Corporation.

Contact
Carolynne Borders
Senior Director,
Corporate Communications & Investor Relations
Phone: 631-435-6626
carolynne.borders@smsc.com

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	May 31,

	2010	2009

Sales and revenues	$97,159	$62,479
Costs of goods sold	45,364	34,767
Gross profit on sales	51,795	27,712

Costs and expenses:
Research and development	23,819	18,466
Selling, general and administrative	25,353	21,572
Restructuring charges	821	221
Settlement charge	-	2,050
Income (loss) from operations	1,802	(14,597)

Interest income	144	430
Interest expense	(29)	(20)
Other expense, net	(156)	(294)

Income (loss) before provision for (benefit from) income taxes	1,761	(14,481)

Provision for (benefit from) income taxes	1,134	(5,285)

Net income (loss)	$627	$(9,196)
Net income (loss) per share:
Basic	$0.03	$(0.42)
Diluted	$0.03	$(0.42)

Weighted average common shares outstanding:
Basic	22,481	21,901
Diluted	22,787	21,901

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

	May 31,	February 28,
	2010	2010
Assets
Current assets:
Cash and cash equivalents	$125,340	$109,141
Short-term investments	30,400	30,500
Accounts receivable, net	54,466	47,972
Inventories	41,375	44,374
Deferred income taxes	26,912	23,278
Other current assets	6,445	6,613

Total current assets	284,938	261,878

Property, plant and equipment, net	66,068	66,802
Goodwill	53,970	54,414
Intangible assets, net	26,752	30,495
Long-term investments	37,081	42,957
Investment in equity securities	7,238	7,238
Deferred income taxes	12,451	11,364
Other assets	4,143	4,188

Total assets	$492,641	$479,336

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$28,588	$25,992
Deferred income on shipments to distributors	20,767	16,125
Accrued expenses, income taxes and other current liabilities	52,159	48,424

Total current liabilities	101,514	90,541

Deferred income taxes	4,858	3,963
Other liabilities	21,785	22,944

Shareholders' equity:
Preferred stock	-	-
Common stock	2,706	2,688
Additional paid-in capital	346,035	340,959
Retained earnings	117,291	116,664
Treasury stock, at cost	(101,199)	(101,199)
Accumulated other comprehensive (loss) income	(349)	2,776

Total shareholders' equity	364,484	361,888

Total liabilities and shareholders' equity	$492,641	$479,336

STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures
 (in thousands, except per share amounts)

	Three Months Ended May,
	2010	2009

Gross profit – GAAP basis	$51,795	$27,712
Stock-based compensation (a)	782	550
Amortization of intangible assets	1,078	1,112
Impact of inventory write-up at acquisition of Kleer	45	-
Gross profit– non-GAAP basis	$53,700	$29,374

Income (loss) from operations – GAAP basis	$1,802	$(14,597)

Non-GAAP adjustments:
Stock-based compensation included in: (a)
Costs of goods sold	782	550
Research and development	2,224	1,482
Selling, general and administrative	4,639	3,393
	7,645	5,425
Amortization of intangible assets included in:
Costs of goods sold	1,078	1,112
Selling, general and administrative	687	395
	1,765	1,507
Settlement charges	-	2,050
Restructuring charges	821	221
Transaction costs – acquisition of business	182	-
Impact of inventory write-up at acquisition of Kleer	45	-
Executive transition costs	429	-
Income (loss) from operations – non-GAAP basis	$12,689	$(5,394)

Net income (loss) – GAAP basis	$627	$(9,196)
Non-GAAP adjustments (as scheduled above)	10,887	9,203
Tax effect of non-GAAP adjustments	(3,919)	(3,313)
Net income (loss) – non-GAAP basis	$7,595	$(3,306)

GAAP net income (loss) per share – diluted	$0.03	$(0.42)
Non-GAAP income (loss) per share – diluted	$0.33	$(0.15)

Management believes that non-GAAP financial measures assist it in evaluating operational trends, financial performance, and cash generating capacity, and that these non-GAAP measures allow investors to evaluate SMSC's financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

(a)
To eliminate compensation expense for stock appreciation rights (“SARs”), restricted stock units and stock options as recorded under GAAP applicable in each period presented. Cash paid in connection with exercises of SARs totaled $0.8 million and a negligible amount in the three month periods ended May 31, 2010 and 2009, respectively.  The Company does not include charges related to restricted stock awards in these non-GAAP adjustments, as they were issued primarily in connection with the Company’s annual employee incentive compensation program.